[
Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness
McGuinness Consulting
805.427.1372

Obagi Medical Products Reports First Quarter 2011 Results
-Conference Call To Be Held at 4:30 PM EDT Today-

LONG BEACH, Calif., May 5, 2011 -- Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the first quarter ended March 31, 2011.  While the Company recorded a net loss on a GAAP basis, on a non-GAAP basis it recorded net sales improvement of 10.6% and a profit increase of 25.8% year over year. The Company also announced two material developments that had an impact on the quarter’s results, a litigation settlement with Zein Obagi, ZO Skin Health, Inc. and related parties, as well as developments related to the regulatory status of certain of the Company’s products in the state of Texas.

On a GAAP basis, net sales for the first quarter of 2011 totaled $26.5 million and net loss was $2.4 million, with a loss per share at $0.13.  This compares with the first quarter 2010 net sales of $25.7 million and net income of $1.9 million, with earnings per diluted share of $0.09.  On a non-GAAP basis, excluding the impact of the litigation and settlement costs, and a sales returns provision established for the Texas matter, net sales for the first quarter of 2011 totaled $28.4 million, up 10.6% from $25.7 million a year ago and net income was $2.9 million, or $0.16 per diluted share.  This compared with non-GAAP (excluding litigation related costs) net income of $2.3 million, or $0.11 per diluted share, for the first quarter of 2010.  A table reconciling GAAP and non-GAAP measures is provided below.

First quarter 2011 GAAP and non-GAAP gross margin was 79.4% and 79.8% respectively, up from 79.2% a year ago. Operating expenses on a GAAP basis for the first quarter were $24.9 million compared with $17.2 million for the same period last year.  On a non-GAAP basis, operating expenses were $17.7 million, up from $16.5 million a year ago, due to marketing initiatives and a $0.5 million license impairment charge related to products that a Japanese partner ceased selling, partially offset by lower research and development costs due to the timing of clinical and formulation projects.

The Company continued to generate strong cash flow of $5.2 million from operations for the first quarter of 2011, bringing total cash and cash equivalents at March 31, 2011 to $20.3 million.

Significant Year-to-Date Events

In the first quarter of 2011 and subsequent weeks, the Company:

•
Named Albert F. Hummel President and Chief Executive Officer.  Since October of 2010, Mr. Hummel has been serving as interim President and Chief Executive Officer and he has been on the Company's Board of Directors since 2005.

•	Added 298 new accounts, bringing the total number of active accounts to 6,551 at quarter’s end, up 2.9% from a year ago.

•	Launched Obagi Blue Peel RADIANCE and Nu-Derm Sun Shield SPF 50 in January 2011.

•	Received SELF Magazine’s Healthy Beauty Award for “Best Sunscreen for Face in the SPF 50+ category” for Nu-Derm Sun Shield SPF 50.

•
Was recognized once again by Kline & Co as the #1 aesthetic brand and company in the medical provider channel and as the fastest growing in 2010 (in terms of market share in dollars) in a competitive market.

•	Was awarded New Beauty magazine’s “Best Overall Brand Sold at a Doctor's Office,” and Obagi Nu-Derm Clear was awarded “Best Overall Dark Spot Eraser.”

Settlement of the Zein Obagi Litigation

On May 5, 2011 the Company settled litigation and arbitration claims with Dr. Zein Obagi, ZO Skin Health, Inc. and related parties.  As part of the settlement, the Company made a one-time cash payment of $5.0 million and granted a limited, non-exclusive license to use certain trademarks of the Company in up to three locations.  This payment was made in the second quarter, and was recorded as a general and administrative expense in the first quarter.  In addition, the Company incurred $2.2 million of legal and support costs related to the litigation and arbitration, and expects to incur approximately $0.6 million during the second quarter.  The Company has received a letter from its insurance carrier agreeing to defend the lawsuit, under a reservation of rights, with respect to reimbursement of costs related to the litigation and settlement.  The Company and its carrier are in discussions on this matter, although the Company cannot determine at this time the amount, if any, it might recover.

Al Hummel, the Company’s President and CEO, stated, “We are pleased to have brought the Zein Obagi litigation to closure.  Although public disclosure of certain of the non-economic settlement terms is prohibited, we worked carefully to ensure the integrity of the Obagi brand.”

Texas Regulatory Matter

During a meeting with the Company held near the end of April 2011, the Texas Department of State Health Services and the Texas State Attorney General’s office, informed the Company that they believe 4% hydroquinone, a key ingredient in certain of the Company’s product offerings, can no longer be shipped into Texas.  The products remain available in all other states.  These products are designed to alleviate visible skin conditions in adults, including photodamage, hyperpigmentation, soft tissue deficits and melasma.  Following the meeting with Texas state officials, Obagi voluntarily ceased shipping such products to doctors in Texas and has recorded a sales return and allowances provision of $1.9 million in the first quarter, which had a gross margin impact of $1.6 million.  The Company expects to continue discussions with Texas authorities to seek resolution of this matter.

“We are disappointed by the unexpected position taken by the State of Texas, however we are fully complying with its request to cease shipment of our hydroquinone products in the state,” stated Hummel.  “While Texas accounted for 8.8% of our 2010 revenues, we are continuing to distribute our cosmetic and OTC products in the state and we are looking into the possibility of making certain non hydroquinone products, which we distribute in various international markets, available to Texas-based doctors.”

Second Quarter and Updated Total Year Financial Guidance

Based on the projected net sales impact from the Texas situation and the potential impact on demand by the natural and nuclear disasters in Japan, management expects net sales for the second quarter of 2011 to be in the range of $26.5 million to $28.0 million, and earnings per diluted share to be between $0.15 and $0.17.  For the year, the Company expects its revenue to be in the range of $114.0 million to $116.0 million and earnings per diluted share to be between $0.75 and $0.78.  This compares to prior guidance of revenue in the range of $119.0 to $122.0 million and earnings per diluted share of between $0.87 and $0.91.  These projections exclude any impact of the Zein Obagi litigation settlement, legal fees and potential insurance recovery, along with the impact from the first quarter sales returns provision or any potential expenses related to the Texas matter.  The earnings per share guidance assumes dilutive shares remain at the current level of 18.6 million shares.

Conference Call Information

The Company will host a conference call and webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). Investors interested in participating in the live call can dial Investors interested in participating in the live call can dial 877-407-9039 from the U.S. International callers can dial 201-689-8470. A telephone replay will be available approximately two hours after the call concludes through Thursday, May 19, 2011, by dialing 877-870-5176 from the U.S., or 858-384-5517 for international callers, and entering replay pin # 371594.

There also will be a simultaneous webcast available on the Investor Relations section of the Company's web site at www.obagi.com. For those unable to participate during the live broadcast, the webcast will be archived for 30 days.

About Obagi Medical Products, Inc.

Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles. The history of Obagi's skin care product introductions is as follows: Obagi Nu-Derm®, Obagi-C® Rx (a prescription-strength vitamin C and hydroquinone system), Obagi® Professional-C (a line of highly stable vitamin C serums), Obagi Condition &Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, Obagi ELASTIderm® Eye Treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, a formulation of Obagi CLENZIdermM.D. Systems for normal to dry skin, and Obagi ELASTIderm Décolletage System, Obagi Rosaclear®System, Obagi ELASTILash™ Eyelash Solution, Obagi Blue Peel RADIANCE™, and Nu-Derm® Sun Shield SPF 50.  Visit www.obagi.com for more information.

Forward Looking Statements

There are forward-looking statements contained in this press release and the related investor conference call that can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements.  Such factors include, but are not limited to the current condition of, and potential further deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products or on our results of operations, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the state or federal regulatory environment governing our products changes and whether we effect the repurchase of any shares. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  No assurance can be given that the future results covered by the forward-looking statements will be achieved.  The forward-looking statements in this release and the related investor conference call speak only as of the date they are made and Obagi Medical Products does not intend to update this information.

Obagi, the Obagi logo and other trademarks referenced above are trademarks of Obagi Medical Products and/or its affiliates in the United States, EU and certain other countries.

Obagi Medical Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except share and per share amounts)
	Three Months Ended March 31,
	2011	2010
	(unaudited)

Net sales	$26,513	$25,706
Cost of sales	5,462	5,336
Gross profit	21,051	20,370
Selling, general and administrative expenses	24,484	16,171
Research and development expenses	425	1,008
(Loss) income from operations	(3,858)	3,191
Interest income	2	20
Interest expense	(64)	(3)
(Loss) income before provision for income taxes	(3,920)	3,208
(Benefit) provision for income taxes	(1,479)	1,289
Net (loss) income	$(2,441)	$1,919

Net (loss) income attributable to common shares
Basic	$(0.13)	$0.09
Diluted	$(0.13)	$0.09

Weighted average common shares outstanding
Basic	18,503,977	21,912,868
Diluted	18,503,977	22,122,069

Obagi Medical Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	March 31,	December 31,
	2011	2010
Assets	(unaudited)
Current assets
Cash and cash equivalents	$20,287	$15,139
Accounts receivable, net	20,939	22,736
Inventories, net	3,610	4,625
Prepaid expenses and other current assets	8,348	6,408
Total current assets	53,184	48,908
Property and equipment, net	3,219	3,254
Goodwill	4,629	4,629
Intangible assets, net	4,177	4,592
Other assets	1,265	1,324
Total assets	$66,474	$62,707
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,026	$6,400
Accrued liabilities	13,554	6,479
Total current liabilities	18,580	12,879
Other long-term liabilities	1,580	1,599
Total liabilities	20,160	14,478
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized,
22,917,326 and 22,882,658 shares issued and 18,534,607
and 18,499,939 shares outstanding at March 31, 2011
and December 31, 2010, respectively	23	23
Additional paid-in capital	61,699	61,173
Accumulated earnings	24,940	27,381
Treasury stock, at cost; 4,367,941 shares at March 31, 2011
and December 31, 2010	(40,348)	(40,348)
Total stockholders' equity	46,314	48,229
Total liabilities and stockholders' equity	$66,474	$62,707

Segment information:
	Three Months Ended March 31,
	2011	2010
	(unaudited)
Net sales by segment
Physician-dispensed	$24,938	$24,717
Licensing	1,575	989
Net sales	$26,513	$25,706

Gross profit by segment
Physician-dispensed	$19,481	$19,414
Licensing	1,570	956
Gross profit	$21,051	$20,370

Geographic information
United States	$21,666	$21,742
International	4,847	3,964
Net sales	$26,513	$25,706

	Three Months Ended March 31,
	2011	2010
	(unaudited)
Net sales by product category
Physician-dispensed
Nu-Derm	$13,174	$12,858
Vitamin C	3,565	4,012
Elasticity	3,060	2,772
Therapeutic	1,274	1,615
Other	3,865	3,460
Total	24,938	24,717
Licensing	1,575	989
Total net sales	$26,513	$25,706

Reconciliation between GAAP to non-GAAP measures is included below (unaudited):
	Three Months Ended March 31,
	2011	2010

GAAP net sales	$26,513
a) Texas sales return provision revenue impact	1,927
Non-GAAP net sales	$28,440

GAAP gross profit	$21,051
a) Texas sales return provision gross profit impact	1,645
Non-GAAP gross profit	$22,696
Non-GAAP gross margin	79.8%

GAAP operating expenses	$24,909	$17,179
a) Dr. Obagi settlement, litigation and related expenses	(7,167)	(679)
Non-GAAP operating expenses	$17,742	$16,500

GAAP net (loss) income	$(2,441)	$1,919
Adjustments to GAAP net (loss) income:
a) Dr. Obagi termination, litigation and related expenses	7,167	679
b) Texas sales return provision gross profit impact	1,645	—
c) Non-GAAP income tax expense	(3,446)	(273)
Non-GAAP net income	$2,925	$2,325

Non-GAAP net income per share:
Basic	$0.16	$0.11
Diluted	$0.16	$0.11

Shares used in computing non-GAAP per share amounts:
Basic	18,503,977	21,912,868
Diluted	18,597,371	22,122,069